FORM OF OPINION


                                [_________, 2001]


American Inflatables, Inc.
947 Newhall Street
Costa Mesa, California   92627


     RE: Tax Consequences of Acquisition of American Inflatables, Inc. by National Paintball Supply Co., Inc.

Ladies and Gentlemen:


         You  have   requested  our  opinion  as  to  the  federal   income  tax
consequences of the proposed acquisition of American Inflatables, Inc. ("Inflatables"), a corporation organized and existing under the laws of the state of Delaware and headquartered in Costa Mesa, California, by National
Paintball Supply Co., Inc. ("NPSC"), a South Carolina-chartered corporation headquartered in Greenville, South Carolina, such acquisition being effected pursuant to the terms and provisions of that certain Reorganization Agreement (the "Reorganization Agreement"), dated October 12, 2000, as amended by Amendment No. 1, entered into by NPSC and Inflatables. . The Common Stock being issued pursuant to the Reorganization Agreement is being registered with the Securities and Exchange Commission by the Company's Registration Statement on Form S-4 (the "Registration Statement") filed on or about February 26, 2001, pursuant to the Securities Act of 1933, as amended.


         This opinion is delivered to you in connection with the Reorganization Agreement. Capitalized terms used herein which are defined in the Reorganization Agreement have the same meaning as in the Reorganization Agreement.

         The Reorganization Agreement provides that at the Effective Time, an interim subsidiary of NPSC shall be merged with and into Inflatables. The Merger will be consummated in accordance with the Delaware and South Carolina law. In the Merger, all outstanding shares of Inflatables stock will be converted into and exchanged for NPSC common stock according to the Conversion Ratio in the Reorganization Agreement. Cash will be paid in lieu of any fractional shares which result. Consummation of the Merger is subject to certain conditions set forth in the Reorganization Agreement.

         We are general counsel to NPSC. We have acted as counsel to NPSC in connection with the transactions contemplated by the Reorganization Agreement and, as such, we have participated in the negotiation and drafting of the Reorganization Agreement. As to matters of fact material to this opinion, we have made the following factual assumptions in rendering the opinion hereinafter set forth:

                  (a) That  the Merger  will be consummated in strict compliance
         with  the  terms  and  conditions  described  in   the   Reorganization
         Agreement;

                  (b) That all representations and warranties contained in the Reorganization Agreement are true and will be true as of the Effective Time and that each party to the Reorganization Agreement will perform all obligations, duties or other responsibilities agreed upon by such party therein;


                  (c) That shareholders of Inflatables collectively will exchange, for NPSC common stock, an amount of Inflatables stock which possesses 100% of the total combined voting power of all classes of Inflatables stock and which is 100% of the total number of shares of all classes of Inflatables stock; and that such shareholders will have no plan or intention to sell or dispose of the NPSC common stock received in the Merger and that holders of not more than 10% of the Inflatables common stock will exercise dissenters' rights with respect to their Inflatables shares;


                  (d) That NPSC will acquire and hold substantially all of the properties and assets of Inflatables in and after the Merger, and that no material properties or assets of Inflatables were transferred or otherwise disposed of prior to the Merger other than in the ordinary course of business;

                  (e) That all of the shares of NPSC common stock to be received by shareholder/employees of Inflatables will be received solely in exchange for Inflatables common stock not acquired pursuant to the exercise of an employee stock option or otherwise as compensation.

Based upon the foregoing, we are of the opinion that:

                  (1) The Merger will constitute a tax-free reorganization under
         Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.


                  (2) No gain or loss will be recognized by NPSC or Inflatables in the Merger.


                  (3) No gain or loss for federal income tax purposes will be recognized by the shareholders of Inflatables upon the exchange of their Inflatables common stock for NPSC common stock (disregarding any cash received for whole or fractional share interests or otherwise).

                  (4) When cash is received by an Inflatables shareholder in lieu of fractional shares, such cash will be treated for federal income tax purposes as having been received by such shareholder in redemption of such fractional share and therefore taxable to the extent that such distribution exceeds the shareholder's basis in such fractional share.

                  (5) The tax basis of the NPSC common stock so received by a Inflatables shareholder in connection with the Merger who exchanged his Inflatables common stock for NPSC common stock will be the same as the basis in the Inflatables common stock surrendered in exchange for such NPSC common stock as set forth above.

                  (6) The holding period of the NPSC common stock received by a Inflatables shareholder will include the holding period of the shares of Inflatables surrendered therefor provided that the Inflatables shares are capital assets in the hands of the shareholder at the time of the Merger.

         We express no opinion other than that expressly stated immediately above. This opinion is based on the current state of federal tax law as evidenced by applicable statutes, regulations, rulings and judicial decisions. Any of these statutes, regulations, rulings and judicial decisions can change at any time on a prospective or retroactive basis, in which event some or all of the previous opinion may become inapplicable.

         This opinion does not cover all tax consequences that may be relevant to Inflatables shareholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons), nor does it cover state or local tax consequences.


         The opinion expressed above is solely for the benefit of NPSC and Inflatables and their respective shareholders and may not be relied on in any manner for any other purpose by any other person.

         We consent to the use of this opinion as an exhibit to the Registration Statement.



                                    Very truly yours,



                                    Wyche, Burgess, Freeman & Parham, P.A.